Exhibit 99.2

Recent Developments

Preliminary Financial Results for the Nine Months Ended December 31, 2019

Our condensed consolidated financial statements for the nine months ended December 31, 2019 are not yet available. The following expectations regarding our results for this period are preliminary, based solely upon management estimates based on currently available information, and subject to completion of financial and operating closing procedures as of and for the nine months ended December 31, 2019. As a result, our actual results may vary materially from the estimated preliminary results included herein and will not be publicly available until after the closing of this offering. Accordingly, you should not place undue reliance on these estimates. All of these estimates constitute “forward-looking statements” as described in “Special Note Regarding Forward-Looking Statements.” See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included or incorporated by reference in this offering memorandum, for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain financial results presented below and the financial results we will ultimately report as of and for the nine months ended December 31, 2019. The summary information below is not a comprehensive statement of our financial results for this period. In addition, the preliminary estimated ranges are those of Novelis and do not give pro forma effect to the Merger or reflect any other pro forma adjustments.

The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, Novelis’ management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Based on the preliminary work that we have completed to date, we expect that the following will be our results for the nine months ended December 31, 2019:

Adjusted EBITDA

We expect Adjusted EBITDA to be between $340 million and $345 million for the three months ended December 31, 2019, compared to $322 million for the three months ended December 31, 2018.

We expect Adjusted EBITDA to be between $1,086 million and $1,091 million for the nine months ended December 31, 2019, compared to $1,011 million for the nine months ended December 31, 2018.

The table below displays the reconciliation from “Net income attributable to our common shareholder” to the midpoint of “Adjusted EBITDA” for the three months ended December 31, 2019 and 2018 and the nine months ended December 31, 2019 and 2018 (in millions).

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Net income attributable to our common shareholder	$107	$78	$357	$331
Noncontrolling interest	-	-	-	-
Income tax provision	49	37	157	154
Depreciation and amortization	91	88	267	260
Interest expense and amortization of debt issuance costs	59	67	185	201
Adjustment to reconcile proportional consolidation	13	14	42	45
Unrealized (gains) losses on change in fair value of derivative instruments, net	(6)	6	(15)	9
Realized (gains) losses on derivative instruments not included in segment income	(1)	-	2	(1)
Restructuring and impairment, net	3	1	36	2
(Gain) loss on sale of fixed assets	1	2	(1)	4
Metal price lag	11	13	18	(21)
Business acquisition and other integration related costs	17	14	46	24
Other, net	(1)	2	(5)	3

Adjusted EBITDA	$343	$322	$1,089	$1,011

Shipments

We expect shipments to be approximately 797 kt for the three months ended December 31, 2019, compared to 800 kt for the three months ended December 31, 2018.

We expect shipments to be approximately 2,462 kt for the nine months ended December 31, 2019, compared to 2,497 kt for the nine months ended December 31, 2018.

Free Cash Flow

We expect Free Cash Flow to be between $39 million and $44 million for the three months ended December 31, 2019, compared to $23 million for the three months ended December 31, 2018.

We expect Free Cash Flow to be between $57 million and $62 million for the nine months ended December 31, 2019, compared to $127 million for the nine months ended December 31, 2018.

THE MERGER

On July 26, 2018, our Parent, Aleris, Novelis Acquisitions LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Novelis, and OCM Opportunities ALS Holdings, L.P., a Delaware limited partnership, entered into the Merger Agreement, pursuant to which we expect to acquire Aleris, on the terms and subject to the conditions set forth therein. Aleris is a global leader in the manufacture and sale of aluminum rolled products, with 13 production facilities located throughout North America, Europe and China. Aleris’ product portfolio ranges from the most technically-demanding heat treated plate and sheet used in mission-critical applications to sheet produced through its low-cost continuous cast process. Aleris possesses a combination of technically-advanced, flexible and low-cost manufacturing operations supported by an industry-leading research and development platform. Its facilities are strategically located to serve customers globally. Aleris’ diversified customer base includes a number of industry-leading companies. We believe its technological and R&D capabilities allow it to produce the most technically demanding products, many of which require close collaboration and, in some cases, joint development with customers. Aleris had revenues of $3,452 million, Adjusted EBITDA of $368 million and shipments of 874 kt for the twelve months ended September 30, 2019.

By acquiring Aleris, we believe that Novelis will realize significant benefits including:

•	establishing a more diverse product portfolio, including aerospace, beverage can, automotive, building and construction, commercial transportation and specialty products;

•	integrating complementary assets in Asia to include recycling, casting, rolling and finishing capabilities and allowing Novelis to more efficiently serve the growing Asia market;

•	broadening Novelis’ automotive business to meet growing demand and diversifying its global footprint and customer base; and

•	strengthening our ability to compete against steel by gaining a greater platform for production, innovation and service.

The Merger is subject to the satisfaction of certain closing conditions, including, but not limited to the receipt of customary regulatory and antitrust approvals. As of the date hereof, the status of these regulatory and antitrust approvals is as follows:

U.S. Antitrust

On September 4, 2019, the U.S. Department of Justice (the “DOJ”) filed a civil antitrust lawsuit to block our proposed acquisition of Aleris. Contemporaneously with the lawsuit, the DOJ also announced an agreement with us to resolve the antitrust issues through binding arbitration. The agreement included a timetable and process for resolving the DOJ’s concerns and closing the transaction by the outside date under the Merger Agreement, January 21, 2020 (the “Outside Date”) (prior to completion of the arbitration). Depending on the outcome of the arbitration, we may be required to divest Aleris’ Lewisport, Kentucky manufacturing plant after closing our purchase of Aleris.

The unaudited pro forma condensed combined financial information set forth in this offering memorandum does not give effect to the potential disposition of Aleris’ Lewisport, Kentucky manufacturing plant. See “Offering Memorandum Summary— Summary Historical and Pro Forma Condensed Consolidated Financial Information of Novelis” and “Unaudited Pro Forma Condensed Combined Financial Information” included herein.

EU Antitrust

On October 1, 2019, the European Commission (the “EC”) announced its approval of our proposed acquisition of Aleris, conditioned on the divestiture of Aleris’ automotive plant in Duffel, Belgium (“Duffel”). The EC’s approval of the transaction is also subject to its approval of the proposed buyer of Duffel.

On November 22, 2019, Liberty House Group, the UK-based industrial conglomerate which is 100% owned by Mr. Sanjeev Gupta (“Liberty House”), signed a sale and purchase agreement for Duffel. The EC is currently reviewing our proposed counterparty. If the EC reaches a favorable view, it will approve Liberty House as a buyer of Duffel. We were informed by the EC on January 10, 2020 that it will require additional time to review the approval of our buyer and that its review is unlikely to be completed by the Outside Date.

The unaudited pro forma condensed combined financial information set forth in this offering memorandum does not give effect to the disposition of Duffel. See “Offering Memorandum Summary— Summary Historical and Pro Forma Condensed Consolidated Financial Information of Novelis” and “Unaudited Pro Forma Condensed Combined Financial Information” included herein.

China Antitrust

On December 20, 2019, the State Administration for Market Regulation in China (“SAMR”) announced its approval of our proposed acquisition of Aleris, conditioned on the divestiture of Duffel. SAMR’s approval of the transaction is also subject to its approval of the proposed buyer of Duffel, Liberty House.

CFIUS

On February 13, 2019, we received clearance from CFIUS in connection with our proposed acquisition of Aleris. CFIUS concluded that there are no unresolved national security issues with respect to the Merger.

Closing Date

As discussed above, we do not expect to receive approval of the proposed buyer of Duffel from the EC prior to the Outside Date. We remain committed to consummating the acquisition and will continue to work with Aleris and the EC to consummate the Merger. We are in discussions with Aleris regarding this matter and an extension of the Outside Date. However, there can be no assurance that we will receive approval of the proposed buyer of Duffel from the EC or otherwise consummate the acquisition at all or that Aleris will agree to an extension of the Outside Date or that the terms of any extension proposed by Aleris would be on terms favorable or agreeable to us. If the Merger is not completed on or before the Outside Date, in the absence of Novelis and Aleris agreeing to an extension of the Outside Date, it is possible that the Merger Agreement may be terminated. In addition, if the Merger Agreement is terminated, Novelis may be required to pay a break fee of $150 million under the Merger Agreement and may also incur additional costs and expenses in connection with any such termination that are not currently anticipated or subject us to adverse publicity, litigation or other claims. Such publicity, litigation or other claims may be material and may have a material impact on Novelis and its operations. Consummation of this offering is not contingent on completion of the Merger and investors should evaluate an investment in Novelis on both a standalone basis and after giving effect to the consummation. If for any reason the Merger is not consummated, we intend to use any remaining net proceeds from this offering for general corporate purposes. In addition, the Short Term Credit Agreement (as hereinafter defined) and $775 million incremental term loan commitments under our existing Term Loan Credit Agreement (as hereinafter defined) each terminate on the Outside Date (without giving effect to any extension) and will not be available to finance the Merger after the Outside Date without an extension. We intend to seek an extension or alternative financing arrangements but there can be no assurance that we will be able to obtain such an extension or replace such commitments or that even if an extension or replacement commitments can be obtained, the terms of such extension or commitments will not be more onerous or costly than the terms of our existing financing arrangements.

See “Risk Factors—Risks Related to the Merger.”

SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF NOVELIS

The following table presents our summary historical consolidated financial data as of and for the fiscal years ended March 31, 2019, 2018 and 2017. The summary historical consolidated financial data as of March 31, 2019 and 2018, and for the fiscal years ended March 31, 2019, 2018 and 2017, has been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, which is incorporated by reference into this offering memorandum.

Our summary historical consolidated financial data as of September 30, 2019 and for the six-month periods ended September 30, 2019 and 2018 has been derived from our historical unaudited interim condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is incorporated by reference into this offering memorandum.

Our summary unaudited pro forma condensed combined financial information as of September 30, 2019 and for the last twelve months ended September 30, 2019 has been derived from the unaudited pro forma condensed combined financial information contained elsewhere in this offering memorandum. The unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. See “Unaudited Pro Forma Condensed Combined Financial Information”.

The unaudited pro forma condensed combined financial information does not give effect to the disposition of Duffel or Lewisport. See “Offering Memorandum Summary—The Merger”. The disposition of Lewisport is not required to be given pro forma effect under Article 11 of Regulation S-X.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. The information set forth below is only a summary. You should read the following information together with our consolidated financial statements and accompanying notes and the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and September 30, 2019, which are incorporated by reference into this offering memorandum, and in our other reports filed with the SEC.

The summary historical data presented below constitutes historical financial data of Novelis Inc. Our historical consolidated financial information may not be indicative of the future performance of Novelis Inc. or the combined company following consummation of the Merger. For more information, see “Where You Can Find More Information.”

	Year Ended March 31,			Six Months Ended September 30, (unaudited)		Pro Forma Twelve Months Ended September 30, (unaudited)
	2017	2018	2019	2018	2019	2019
	($ in millions, except as noted below)
Statement of Operations Data:
Net sales	9,591	11,462	12,326	6,233	5,776	15,321

Cost of goods sold (exclusive of depreciation and amortization shown below)	7,992	9,700	10,422	5,248	4,762	12,903
Selling, general and administrative expenses	396	466	502	244	249	678
Depreciation and amortization	360	354	350	172	176	478
Interest expense and amortization of debt issuance costs	294	255	268	134	126	366
Research and development expenses	58	64	72	32	37	94
Gain on assets held for sale	(2)	--	--	--	--	--
(Gain) loss on sale of a business, net	27	(318)	--	--	--	--
Loss on extinguishment of debt	134	--	--	--	--	--
Restructuring and impairment, net	10	34	2	1	33	39
Equity in net (income) loss of non-consolidated affiliates	8	1	(3)	(1)	--	(2)
Business acquisition and other integration related costs	--	--	33	10	29	--
Other expenses, net	117	51	44	23	6	(14)

	9,394	10,607	11,690	5,863	5,418	14,542

Income before income taxes	197	855	636	370	358	779
Income tax provision	151	233	202	117	108	219

Net income	46	622	434	253	250	560

Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	563	573	728	210	297	N/A
Net cash provided by (used in) investing activities	(200)	96	(557)	(343)	(276)	N/A
Net cash provided by (used in) financing activities	(325)	(390)	(118)	61	(24)	N/A
Effect of exchange rate changes on cash	--	47	(25)	(19)	(11)	N/A

Other Financial and Operating Data:
EBITDA(1)	840	1,455	1,244	671	654	N/A
Adjusted EBITDA (1)(3)	1,085	1,215	1,368	689	746	1,794
Capital Expenditures	224	226	351	114	300	N/A
Free Cash Flow(2)	361	406	408	104	18	N/A

Balance Sheet Data (at period end):
Cash and cash equivalents	594	920	950	829	935	889
Total assets	8,373	9,515	9,563	9,701	9,577	13,105
Long-term debt (including current portion)	4,558	4,457	4,347	4,413	4,357	7,215
Short-term borrowings	294	49	39	147	14	14
Shareholder’s equity (deficit) of our common shareholder	(59)	860	1,101	1,010	1,274	1,136

(1)

EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA for unrealized (gains) losses on change in fair value of derivatives, except foreign currency remeasurement gains (losses), realized (gain) loss on derivative instruments not included in Adjusted EBITDA, proportional consolidation, (gain) loss on sale of fixed assets, net gain on assets held for sale, loss on extinguishment of debt, restructuring and impairment, net, metal price lag expense (income), loss (gain) on sale of business, business acquisition and other integration related costs and other costs, net. EBITDA and Adjusted EBITDA are measures commonly used in our industry, and we present EBITDA and Adjusted EBITDA to enhance your understanding of our operating performance. We believe that EBITDA and Adjusted EBITDA are operating performance measures that measure operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

Management believes that investors’ understanding of our performance is enhanced by including these non-U.S. GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back items that are not part of normal day-to-day operations of our business. By providing these non-U.S. GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA have important limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures or requirements for capital expenditures or capital commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect any costs related to the current or future replacement of assets being depreciated and amortized.

We also use EBITDA and Adjusted EBITDA:

•	as measures of operating performance to assist us in comparing our operating performance on a consistent basis because it removes the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budgets and financial projections;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to calculate incentive compensation payments for our key employees.

The following table reconciles Net income (loss) attributable to our common shareholder to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended March 31,			Six Months Ended September 30, (unaudited)
	2017	2018	2019	2018	2019
	($ in millions, except as noted below)
Net income attributable to our common shareholder	45	635	434	253	250
Noncontrolling interests	1	(13)	--	--	--
Income tax provision	151	233	202	117	108
Interest, net	283	246	258	129	120
Depreciation and amortization	360	354	350	172	176

EBITDA	840	1,455	1,244	671	654

Unrealized (gain) loss on derivatives(A)	(5)	(20)	10	3	(9)
Realized (gain) loss on derivative instruments not included in Adjusted EBITDA	(5)	--	(2)	(1)	3
Proportional consolidation(B)	28	51	58	31	29
(Gain) loss on sale of fixed assets, net	6	7	6	2	(2)
Gain on assets held for sale	(2)	--	--	--	--
Loss on extinguishment of debt	134	--	--	--	--
Restructuring and impairment, net(C)	10	34	2	1	33
Metal price lag expense (income)	31	(4)	4	(34)	7
Loss (gain) on sale of business	27	(318)	--	--	--
Business acquisition and other integration related costs	--	--	33	10	29
Other costs, net	21	10	13	6	2

Adjusted EBITDA	1,085	1,215	1,368	689	746

(A)

Unrealized (losses) gain on the derivative instruments not included in Adjusted EBITDA represent the mark-to-market accounting for changes in the fair value of our derivatives that do not receive hedge accounting treatment.

(B)

Under U.S. GAAP, entities in which we have 20% to 50% ownership are generally accounted for using the equity method of accounting. However, our Adjusted EBITDA for each of our business segments includes the results of these non-consolidated affiliates on a proportionally consolidated basis, which is consistent with how we manage our business. Accordingly, in calculating Adjusted EBITDA, we add back the results of our non-consolidated affiliates on a proportionally consolidated basis, net of our share of their net after-tax results, which are already included in our operating results.

(C)	See Note 2 to our audited consolidated financial statements incorporated by reference herein.

(2)

Free Cash Flow consists of: (a) net cash provided by (used in) operating activities; (b) plus net cash provided by (used in) investing activities, (c) plus cash used in the acquisition of assets under a capital lease and (d) less proceeds from sales of assets, net of transaction fees, cash income taxes and hedging. We believe that Free Cash Flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities. However, Free Cash Flow is not a measurement of financial performance or liquidity under U.S. GAAP and does not necessarily represent cash available for discretionary activities, as certain debt service obligations must be funded out of Free Cash Flow. In addition, our method of calculating Free Cash Flow may not be consistent with that of other companies.

The following table reconciles Net cash provided by (used in) operating activities to Free Cash Flow for the periods presented:

	Year Ended March 31,			Six Months Ended September 30, (unaudited)
	2017	2018	2019	2018	2019
	($ in millions, except as noted below)
Net cash provided by operating activities	563	573	728	210	297
Net cash (used in) provided by investing activities	(200)	96	(557)	(343)	(276)
Plus: Cash used in the acquisition of assets under a capital lease (A)	--	--	239	239	--

Less: Proceeds from sales of assets and business, net of transactions fees, cash income taxes and hedging (B)	(2)	(263)	(2)	(2)	(3)

Free Cash Flow	361	406	408	104	18

(A)

This line item includes $239 million of outflows related to the acquisition of operating assets that we historically leased at our Sierre, Switzerland rolling facility during the year ended March 31, 2019. The impact is recognized as “Acquisition of assets under a capital lease.”

(B)

This line item includes the proceeds from the sale of shares in Ulsan Aluminum Ltd., to Kobe during the year ended March 31, 2018 in the amount of $314 million, net of $42 million and $11 million, in cash taxes and transaction fees paid, respectively. This line item also includes “Outflows from the sale of a business, net of transaction fees” which is comprised of cash of $13 million held by ALCOM, which was a consolidated entity sold during fiscal 2017.

(3)

Pro Forma Adjusted EBITDA consists of net income attributable to our common shareholder adjusted for noncontrolling interests, income tax provision, depreciation and amortization, interest expense and amortization of debt issuance costs, adjustment to reconcile proportional consolidation, adjustment for inventory, unrealized losses (gains) on change in fair value of derivative instruments, net, realized gains on derivative instruments not included in segment income, gain on assets held for sale, loss on extinguishment of debt, restructuring and impairment, net, loss on sale of fixed assets, (gain) loss on sale of a business, metal price lag, business acquisition and other integration related costs, start up costs, stock based compensation expense, unallocated currency exchange losses on debt and other costs, net.

The following table reconciles Net income attributable to our common shareholder to Pro Forma Adjusted EBITDA for twelve months ended September 30, 2019:

	Twelve Months Ended September 30, 2019
	Novelis	Aleris	Combined Novelis / Aleris	Pro Forma Adjustments	Combined Pro Forma Adjusted EBITDA
	($ in millions, except as noted below)
Net income attributable to our common shareholder	431	(7)	424	136	560
Noncontrolling interests	-	0	0		0
Income tax provision	193	28	221	(2)	219
Depreciation and amortization	354	141	495	(17)	478
Interest expense and amortization of debt issuance costs	260	158	418	(52)	366
Adjustment to reconcile proportional consolidation	56	-	56		56
Adjustment for inventory	-	-	-		-
Unrealized losses (gains) on change in fair value of derivative instruments, net	(2)	4	2		2
Realized gains on derivative instruments not included in Adjusted EBITDA	2	-	2		2
Gain on assets held for sale	-	-	-		-
Loss on extinguishment of debt	-	-	-		-
Restructuring and impairment, net	34	5	39		39
Loss on sale of fixed assets	2	-	2		2
(Gain) loss on sale of a business	-	-	-		-
Metal price lag	45	(7)	38		38
Business acquisition and other integration related costs	52	-	52	(52)	-
Start Up costs	-	13	13		13
Stock based compensation expense	-	12	12		12
Unallocated currency exchange losses on debt	-	1	1		1
Other, net	(2)	21	19	(13)	6

Adjusted EBITDA	1,425	368	1,794	0	1,794

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the audited and unaudited historical financial information of Novelis Inc. (“Novelis” or “the Company”) and Aleris Corporation (“Aleris” or “Target”) and presents the pro forma effects of the following transactions (the “Transactions”):

The Merger. On July 26, 2018, Novelis, Aleris, Novelis Acquisitions LLC, an indirect wholly owned subsidiary of the Company (“Merger Sub”), and OCM Opportunities ALS Holdings, L.P., entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Target, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”) at the effective time of the Merger (the “Effective Time”). The Target will continue as the surviving corporation in the merger and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the General Corporation Law and Limited Liability Company Act of the State of Delaware. Per the Merger Agreement, Novelis will pay Aleris a base consideration of $775 million for all outstanding common stock as of the closing date which included approximately 2,713,385 shares related to the Exchange Notes and the settlement of stock options and restricted stock units that vest upon a change-in-control. In addition, the purchase consideration also includes up to $50 million which is contingent on Aleris achieving certain established financial metrics for the North America segment over 2018-2020.

The European Commission announced its approval of the Merger upon the condition of the divestiture of Aleris’ Duffel facility in Duffel, Belgium. The State Administration for Market Regulation (“SAMR”) in China also announced the approval of our proposed Merger of Aleris, condition on the divestiture of Duffel. SAMR’s approval of the Merger is also subject to its approval of the proposed buyer of Duffel, Liberty House. In addition, our pending arbitration with the U.S. Department of Justice may require us to divest the Aleris’ Lewisport, Kentucky manufacturing plant. However, the unaudited pro forma condensed combined financial information does not give effect to the divestiture of the Duffel plant or Aleris’ Lewisport, Kentucky manufacturing plant. The disposition of Lewisport is not required to be included in pro forma financial statements under Article 11 of Regulation S-X. The purchase consideration for the Merger will be funded through a combination of (i) cash held by Novelis, (ii) new debt financing, (iii) drawing upon Novelis’ existing ABL Revolver (as defined below), (iv) drawings under the $1.5 billion Short Term Credit Agreement (as defined below) if the agreement is in place at the Effective Time and (v) up to $775 million of incremental term loans under Novelis’ existing floating rate Term Loan Facility (as defined below), if commitments for such incremental term loans remain effective at the Effective Time. In conjunction with the Merger, Novelis intends to pay off certain Aleris existing debt consisting of (i) First Lien Term Loan, (ii) Senior Secured Junior Priority Notes, and (iii) ABL Facility, which is included in purchase consideration and estimated at $1,817 million based on the amounts of Aleris debt reflected as outstanding on the Aleris balance sheet as of September 30, 2019. Aleris’ Zhenjiang Term Loan in the amount of $146 million as of September 30, 2019 will remain outstanding after the Merger. As discussed elsewhere in this offering memorandum, we do not expect to consummate the Merger by the Outside Date, and the commitments in respect of the Short Term Credit Agreement (as herein after defined) and $775 million incremental term loans under our existing Term Loan Credit Agreement (as hereinafter defined) will each terminate on the Outside Date (without giving effect to any extension) and will not be able to finance the Merger after the Outside Date without an extension. We intend to seek an extension or alternative financing arrangements but there can be no assurance that we will be able to obtain such an extension or replace such commitments or that even if an extension or replacement commitments can be obtained, the terms of such extension or commitments will not be more onerous or costly than the terms of our existing financing arrangements. See “Offering Memorandum Summary—The Merger.”

Debt Financing. Novelis anticipates issuing $1,600 million of notes offered hereby, of which $1,150 million will be utilized for repayment of the Existing 2024 Notes; transaction fees and expenses; redemption premium and accrued interest; and $342 million for general corporate expenses and the Merger.

The sum of the components may not equal the total due to rounding.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(in millions)

	Historical as of September 30, 2019
	Novelis	Aleris	Pro Forma Reclassification Adjustments		Pro Forma Merger Adjustments		Pro Forma Effects of Debt Financing		Pro Forma Condensed Combined
ASSETS
Current assets
Cash and cash equivalents	$935	$45	$-		$(2,688)	6(a)	$2,598	6(a)	$889
Accounts receivable, net
— third parties	1,329	396	-		-		-		1,725
— related parties	159	-	-		-		-		159
Inventories	1,454	752	-		150	6(b)	-		2,357
Prepaid expenses and other current assets	122	58	(9)	5(a)	-		-		172
Fair value of derivative instruments	101	-	9	5(a)	-		-		110
Assets held for sale	5	-	-		-		-		5

Total current assets	$4,105	$1,251	$-		$(2,538)		$2,598		$5,416

Property, plant and equipment, net	3,435	1,328	18	5(b); 5(c)	(13)	6(b)	-		4,768
Goodwill	607	-	3	5(d)	522	6(b)	-		1,132
Intangible assets, net	323	31	5	5(b)	284	6(b)	-		643
Investment in and advances to non–consolidated affiliates	768	-	-		-		-		768
Deferred income tax assets	136	60	-		(60)	6(f)	-		136
Other long–term assets	203	73	(27)	5(c); 5(d)	-		(8)	6(c)	242

Total assets	$9,577	$2,743	$-		$(1,806)		$2,591		$13,105

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$19	$73	$4	5(c)	$(66)	6(c)	$8	6(c)	$38
Short–term borrowings	14	-	-		-		-		14
Accounts payable
— third parties	1,827	303	-		-		-		2,130
— related parties	202	-	-		-		-		202
Fair value of derivative instruments	102	-	7	5(a)	-		-		109
Accrued expenses and other current liabilities	532	192	(11)	5(a); 5(c)	15	6(d); 6(i)	(32)	6(d)	695

Total current liabilities	$2,696	$567	$-		$(51)		$(24)		$3,188

Long–term debt, net of current portion	4,338	1,887	19	5(c)	(1,748)	6(c)	2,681	6(c)	7,177
Deferred income tax liabilities	248	9	-		37	6(f)	-		293
Accrued pension benefits	-	156	-		-		-		156
Accrued postretirement benefits	811	29	-		-		-		840
Other long–term liabilities	242	72	(19)	5(c)	-		-		294
Deferred revenue	-	55	-		(3)	6(g)	-		52

Total liabilities	$8,335	$2,773	$-		$(1,765)		$2,657		$12,001

Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding	$-	$-	$-		$-	6(e)	$-		$-
Additional paid–in capital	1,404	437	-		(437)	6(e)	-		1,404
Retained earnings (accumulated deficit)	453	(276)	-		205	6(e)	(66)	6(h)	315
Accumulated other comprehensive loss	(583)	(192)	-		192	6(e)	-		(583)

Total equity of our common shareholder	$1,274	$(30)	$-		$(41)		$(66)		$1,136
Noncontrolling interests	(32)	-	-		-		-		(32)

Total equity	$1,242	$(30)	$-		$(41)		$(66)		$1,104

Total liabilities and equity	$9,577	$2,743	$-		$(1,806)		$2,591		$13,105

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended March 31, 2019

(in millions)

	Historical for the Twelve Months Ended March 31, 2019
	Novelis	Aleris	Pro Forma Reclassification Adjustments		Pro Forma Merger Adjustments		Pro Forma Effects of Debt Financing		Pro Forma Condensed Combined
Net Sales	$12,326	$3,521	$-		$-		$-		$15,847

Cost of goods sold (exclusive of depreciation and amortization for Novelis)	10,422	3,220	(128)	5(e)	-		-		13,514
Selling, general and administrative expenses	502	215	(45)	5(f); 5(g); 5(h)	-		-		672
Gains on derivative financial instruments	-	(6)	6	5(i)	-		-		-
Depreciation and amortization	350	-	138	5(e); 5(f)	(13)	7(a)	-		475
Interest expense and amortization of debt issuance costs	268	150	-		(139)	7(b)	94	7(b)	372
Research and development expenses	72	-	19	5(g)	-		-		91
Restructuring and impairment, net	2	5	-		-		-		7
Loss on extinguishment of debt	-	49	-		-		-		49
Equity in net (income) loss of non-consolidated affiliates	(3)	-	-		-		-		(3)
Business acquisition and other integration related costs	33	-	16	5(h)	(49)	7(c)	-		-
Other expense (income), net	44	(7)	(6)	5(i)	-		-		30

	$11,690	$3,626	$-		$(202)		$94		$15,207

Income (loss) before income taxes	636	(105)	-		202		(94)		639
Income tax provision	(202)	(25)	-		1	7(d)	2	7(d)	(223)

Net income (loss)	$434	$(130)	$-		$203		$(90)		$416
Net income attributable to noncontrolling interests	-	-	-		-		-		-

Net income (loss) attributable to our common shareholder	$434	$(130)	$-		$203		$(90)		$416

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended September 30, 2019

(in millions)

	Historical for the Six Months Ended September 30, 2019

	Novelis	Aleris	Pro Forma Reclassification Adjustments		Pro Forma Merger Adjustments		Pro Forma Effects of Debt Financing		Pro Forma Condensed Combined
Net Sales	$5,776	$1,774	$-		$-		$-		$7,550

Cost of goods sold (exclusive of depreciation and amortization for Novelis)	4,762	1,550	(64)	5(e)	-		-		6,248
Selling, general and administrative expenses	249	104	(21)	5(f); 5(g); 5(h)	-		-		331
Gains on derivative financial instruments	-	(25)	25	5(i)	-		-		-
Depreciation and amortization	176	-	68	5(e); 5(f)	(7)	7(a)	-		237
Interest expense and amortization of debt issuance costs	126	80	-		(73)	7(b)	47	7(b)	179
Research and development expenses	37	-	9	5(g)	-		-		46
Restructuring and impairment, net	33	1	-		-		-		34
Gain on assets held for sale	-	-	-		-		-		-
Loss on extinguishment of debt	-	-	-		-		-		-
Equity in net (income) loss of non-consolidated affiliates	-	-	-		-		-		-
Business acquisition and other integration related costs	29	-	9	5(h)	(38)	7(c)	-		-
Other expense (income), net	6	2	(25)	5(i)	-		-		(17)

	$5,418	$1,712	$-		$(118)		$47		$7,059

Income before income taxes	358	62	-		118		(47)		491
Income tax provision	(108)	(12)	-		(1)	7(d)	1	7(d)	(120)

Net income	$250	$50	$-		$117		$(46)		$371

Net income attributable to noncontrolling interests	-	-	-		-		-		-

Net income attributable to our common shareholder	$250	$50	$-		$117		$(46)		$371

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended September 30, 2018

(in millions)

	Historical for the Six Months Ended September 30, 2018
	Novelis	Aleris	Pro Forma Reclassification Adjustments		Pro Forma Merger Adjustments		Pro Forma Effects of Debt Financing		Pro Forma Condensed Combined
Net Sales	$6,233	$1,842	$-		$-		$-		$8,075

Cost of goods sold (exclusive of depreciation and amortization for Novelis)	5,248	1,675	(63)	5(e)	-		-		6,859
Selling, general and administrative expenses	244	103	(21)	5(f); 5(g); 5(h)	-		-		326
Losses on derivative financial instruments	-	15	(15)	5(i)	-		-		-
Depreciation and amortization	172	-	69	5(e); 5(f)	(7)	7(a)	-		235
Interest expense and amortization of debt issuance costs	134	72	-		(67)	7(b)	47	7(b)	186
Research and development expenses	32	-	9	5(g)	-		-		41
Restructuring and impairment, net	1	1	-		-		-		2
Loss on extinguishment of debt	-	49	-		-		-		49
Equity in net (income) loss of non-consolidated affiliates	(1)	-	-		-		-		(1)
Business acquisition and other integration related costs	10	-	6	5(h)	(17)	7(c)	-		(1)
Other expense (income), net	23	(10)	15	5(i)	-		-		28

	$5,863	$1,906	$-		$(90)		$47		$7,725

Income (loss) before income taxes	370	(64)	-		90		(47)		350
Income tax provision	(117)	(9)	-		1	7(d)	1	7(d)	(124)

Net income (loss)	$253	$(73)	$-		$92		$(46)		$226

Net income attributable to noncontrolling interests	-	-	-		-		-		-

Net income (loss) attributable to our common shareholder	$253	$(73)	$-		$92		$(46)		$226

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using Novelis’ and Aleris’ historical financial information and presents the pro forma effects of the Transactions and certain adjustments described herein in accordance with the methodologies discussed herein. The historical financial information of Novelis and Aleris has been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they occurred on September 30, 2019, and the unaudited pro forma condensed combined statements of operations for the twelve months ended March 31, 2019, six months ended September 30, 2019 and six months ended September 30, 2018 are presented as if the Transactions occurred on April 1, 2018. The unaudited pro forma condensed combined balance sheet was derived from Novelis’ and Aleris’ unaudited condensed consolidated balance sheets as of September 30, 2019. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2019 was derived from Novelis’ audited consolidated statement of operations for the year ended March 31, 2019 while the Aleris twelve months ended March 31, 2019 statement of operations was derived by taking the Aleris year ended December 31, 2018 audited consolidated statement of operations, subtracting the three months ended March 31, 2018 and adding the three months ended March 31, 2019. Aleris’ unaudited consolidated statement of operations for the six months ended September 30, 2019 was derived by taking the nine months ended September 30, 2019 unaudited consolidated statement of operations and subtracting the three months ended March 31, 2019 unaudited consolidated statement of operations. Aleris’ unaudited consolidated statement of operations for the six months ended September 30, 2018 was derived by taking the nine months ended September 30, 2018 unaudited consolidated statement of operations and subtracting the three months ended March 31, 2018 unaudited consolidated statement of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, (ASC 805) with Novelis deemed as the accounting acquirer. The unaudited pro forma condensed combined financial information will differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined statements of operations exclude non-recurring items directly related to the Transactions. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transactions and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of the assets acquired and liabilities assumed as of the merger date and could result in a material change to the unaudited pro forma condensed combined financial information, including goodwill. The outstanding Aleris debt to be repaid as of the closing date of the Merger and included in purchase consideration may differ from the amount of debt outstanding as of September 30, 2019. The debt that is anticipated to be incurred to finance the Merger is included in the unaudited pro forma condensed combined financial information reflecting the terms and rates Novelis expects to achieve based on current market rates. The actual financing and terms of the financing will be subject to market conditions. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material.

The unaudited pro forma condensed combined financial information does not give effect to the divestiture of the Duffel plant or Aleris’ Lewisport, Kentucky manufacturing plant. The disposition of Lewisport is not required to be included in pro forma financial statements under Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information does not include any realization of cost savings from operating efficiencies, revenue synergies or restructuring costs expected to result from the Merger and has been prepared assuming that 100% of Aleris’ issued and outstanding common stock will be tendered and acquired by Novelis.

This unaudited pro forma condensed combined financial information should be read in conjunction with Novelis’ and Aleris’ financial statements noted below, which are incorporated herein by reference:

•

the separate historical audited consolidated financial statements of Novelis as of and for the year ended March 31, 2019 included in Novelis’ Annual Report on Form 10-K filed with the SEC on May 8, 2019;

•

the separate historical unaudited condensed consolidated financial statements of Novelis as of and for the six months ended September 30, 2019 included in Novelis’ Quarterly Report on Form 10-Q filed with the SEC on November 6, 2019;

•

the separate historical audited consolidated financial statements of Aleris as of and for the year ended December 31, 2018 included in Aleris’ Annual Report on Form 10-K filed with the SEC on March 8, 2019;

•

the separate historical unaudited condensed consolidated financial statements of Aleris as of and for the nine months ended September 30, 2019 included in Aleris’ Quarterly Report on Form 10-Q filed with the SEC on November 5, 2019; and

•

the separate historical unaudited condensed consolidated financial statements of Aleris as of and for the three months ended March 31, 2019 included in Aleris’ Quarterly Report on Form 10-Q filed with the SEC on May 8, 2019.

This unaudited pro forma condensed combined financial information should also be read in conjunction with the Agreement and Plan of Merger by and among Aleris Corporation, Novelis Inc., Novelis Acquisitions LLC and OCM Opportunities ALS Holdings, L.P. included in Novelis’ Current Report on Form 8-K filed with the SEC on July 26, 2018.

2.	Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Novelis’ audited consolidated financial statements as of March 31, 2019. Novelis performed a preliminary review of Aleris’ accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information. At this time, Novelis is not aware of any differences that would have a material effect on the unaudited pro forma condensed combined financial information, except for certain amounts that have been reclassified to conform to Novelis’ financial statement presentation, as described in Note 5. Upon completion of the Merger, or as more information becomes available, Novelis will perform a more detailed review of Aleris’ accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

3.	Calculation of Preliminary Total Estimated Merger Consideration

The total estimated preliminary Merger consideration does not purport to represent what the actual consideration transferred will be when the Merger is completed and has been calculated as follows (in millions):

Purchase consideration	Amount
Estimated cash for equity consideration (1)	$775
Estimated cash to settle Aleris’ debt (2)	1,817
Earn-Out consideration (3)	50

Preliminary fair value of total estimate total Merger consideration transferred	$2,642

(1)

Represents the estimated cash consideration, which is the base consideration for the settlement of all shares of common stock outstanding, including shares related to the Exchange Notes and the settlement of stock options and restricted stock units that vest upon a change-in-control, per the Merger Agreement.

(2)

Represents the estimated cash consideration for the settlement of $1,817 million of Aleris’ debt on the merger date, excluding the Zhenjiang Term Loan. The amount repaid will depend on the amount outstanding as of the closing date of the Merger. Further, the estimated debt intended to be repaid includes prepayment premiums connected with the repayment and accrued interest as of September 30, 2019.

(3)

Represents the preliminary estimated fair value of the earn-out consideration of $50.0 million which is based upon Aleris meeting specified commercial margin targets outlined in the Merger Agreement. Upon consummation of the Merger, Novelis will pay Aleris $25 million for a total cash purchase consideration of $2,617 million, and the remaining $25 million will be accrued for by Novelis and paid upon Aleris meeting certain specified targets.

4.	Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Aleris are recorded at fair value as of the merger date and added to those of Novelis. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation assumptions and models that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. The fair value adjustments do not include any adjustment related to the Aleris Duffel facility; which will be divested subsequent to the consummation of the Merger; for purposes of these pro forma condensed combined financial statements, we assumed that the fair values of the Duffel assets acquired and liabilities assumed are equal to their book values.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Aleris based on Aleris’ September 30, 2019 balance sheet, with the excess recorded as goodwill (in millions).

Assets
Cash and cash equivalents	$45
Accounts receivable, net	396
Inventories	902
Prepaid expenses and other current assets	49
Fair value of derivative instruments	9
Property, plant and equipment, net	1,333
Intangible assets, net	320
Other long–term assets	46

Total assets	$3,100

Liabilities
Current portion of long–term debt	$11
Accounts payable	303
Fair value of derivative instruments	7
Accrued expenses and other current liabilities	195
Long–term debt, net of current portion	158
Deferred income tax liabilities	45
Accrued pension benefits	156
Accrued postretirement benefits	29
Other long–term liabilities	52
Deferred Revenue	52

Total liabilities	$1,008

Net assets acquired (a)	$2,092

Estimated purchase consideration (b)	$2,617

Estimated goodwill (b) – (a)	$525

Preliminary identifiable intangible assets included in intangible assets in the unaudited pro forma condensed combined financial information consist of the following (in millions):

	Estimated Fair Value	Estimated Useful Life (in years)
Trade name	$10	N/A
Technology	93	13–18
Customer relationships	217	14

	$320

The amortization related to the amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 7. The identifiable intangible assets and related amortization are preliminary and are based on management’s initial estimates. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. A 10% change in the allocation to identifiable intangible assets would cause a corresponding increase or decrease to goodwill of approximately $32 million at the merger date and a corresponding increase or decrease to amortization expense of approximately $1 million, for the six months ended September 30, 2019 and September 30, 2018, respectively, and $2 million for the year ended March 31, 2019, assuming an overall weighted-average useful life of 14 years.

Preliminary property, plant and equipment in the unaudited pro forma condensed combined financial information consists of the following (in millions):

	Estimated Fair Value	Estimated Useful Life (in years)
Land and property rights	$66	N/A
Buildings and improvements	319	8–25
Machinery and equipment	875	2–8
Duffel facility fixed assets at net book value	73	5–38

	$1,333

The preliminary estimates of fair value and useful lives will likely differ from final amounts Novelis will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the allocation to property, plant and equipment would cause a corresponding increase or decrease to goodwill of approximately $133 million at the merger date and a corresponding increase or decrease to depreciation expense of approximately $4 million for the six months ended September 30, 2019 and September 30, 2018, respectively, and $9 million for the year ended March 31, 2019, assuming an overall weighted-average useful life of 16 years.

The pro forma adjustment to deferred tax liabilities represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes were established utilizing the statutory rate, based on the ownership location of the individual asset and liability. The assets acquired and liabilities assumed are primarily located in the United States, Germany and China (excluding Duffel) that gave rise to the deferred tax liability. The tax rate utilized is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law. This determination is preliminary and subject to change based primarily upon the final determination of the fair value of the identifiable intangible assets and property, plant and equipment.

Any difference between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The goodwill is primarily attributable to the assembled workforce of Aleris and synergies and economies of scale expected from combining the operations of Novelis and Aleris. Goodwill is not amortized to earnings, but instead is reviewed for impairment annually, absent any indicators of impairment in the interim. Goodwill recognized in connection with the Merger is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the Merger will be based on Aleris’ net assets acquired as of the merger date. The purchase price allocation may change materially based on the receipt of more detailed information and as working capital balances change between September 30, 2019 and the merger date. Therefore, the actual allocations may differ from the pro forma adjustments presented.

5.	Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Aleris’ financial information to identify differences in accounting policies as compared to those of Novelis and differences in financial statement presentation as compared to the presentation of Novelis. At the time of preparing this unaudited pro forma condensed combined financial information, Novelis had not identified all adjustments necessary to conform Aleris’ accounting policies to Novelis’ accounting policies. The below adjustments represent Novelis’ best estimates based upon the information currently available to Novelis and could be subject to change once more detailed information is available.

(a)	Prepaid expenses and other current assets/Fair value of derivative instruments (asset); Accrued expenses and other current liabilities/Fair value of derivative instruments (liability)

Derivative assets of $9 million were reclassified from “Prepaid expense and other current assets” to “Fair value of derivative instruments” and $7 million of derivative liabilities from “Accrued expenses and other current liabilities” to “Fair value of derivative instruments” to conform with Novelis’ balance sheet presentation.

(b)	Property, plant and equipment, net/Intangible assets, net

Capitalized software related to enterprise resource planning software of $5 million was reclassified from “Property, plant and equipment, net” to “Intangible assets, net” to conform with Novelis’ balance sheet presentation.

(c)

Other long-term assets/Property, plant and equipment, net; Accrued expenses and other current liabilities/Current portion of long–term debt; Other long–term liabilities/Long–term debt, net of current portion

Finance lease right-of-use assets of $24 million were reclassified from “Other long-term assets” to “Property, plant and equipment, net”; the current portion of finance lease liabilities of $4 million was reclassified from “Accrued expenses and other current liabilities” to “Current portion of long–term debt”; the long-term finance lease liabilities of $19 million was reclassified from “Other long–term liabilities” to “Long–term debt, net of current portion”; all to conform with Novelis’ balance sheet presentation.

(d)	Other long–term assets/Goodwill

Historical goodwill of $3 million was reclassified from “Other long-term assets” to “Goodwill” to conform with Novelis’ balance sheet presentation.

(e)	Cost of goods sold (exclusive of depreciation and amortization for Novelis)/Depreciation and amortization

Depreciation expense of $128 million, $64 million and $63 million in “Cost of goods sold (exclusive of depreciation and amortization for Novelis)” for the twelve months ended March 31, 2019, six months ended September 30, 2019 and six months ended September 30, 2018, respectively, was reclassified to “Depreciation and amortization” to conform with Novelis’ statement of operations presentation.

(f)	Selling, general and administrative expenses /Depreciation and amortization

Depreciation expense of $11 million, $4 million and $6 million in “Selling, general and administrative expenses” for the twelve months ended March 31, 2019, six months ended September 30, 2019 and six months ended September 30, 2018, respectively, was reclassified to “Depreciation and amortization” to conform with Novelis’ statement of operations presentation.

(g)	Selling, general and administrative expenses/Research and development expenses

Research and development expenses of $19 million, $9 million and $10 million was reclassified for the twelve months ended March 31, 2019, six months ended September 30, 2019 and six months ended September 30, 2018, respectively, from “Selling, general and administrative expenses” to “Research and development expenses” to conform with Novelis’ statement of operations presentation.

(h)	Selling, general and administrative expenses /Business acquisition and other integration related costs

Merger related costs of $16 million, $9 million and $6 million in “Selling, general and administrative expenses” for the twelve months ended March 31, 2019, six months ended September 30, 2019 and six months ended September 30, 2018, respectively, were reclassified to “Business acquisition and other integration related costs” to conform with Novelis’ statement of operations presentation.

(i)	Gains on derivative financial instruments/ Other expense (income), net

(Gains)/losses from derivative instruments were reclassified from “Gains on derivative financial instruments” to “Other expense (income)” to conform with Novelis’ income statement presentation.

6.	Unaudited Pro Forma Condensed Combined Balance Sheet – Pro Forma Adjustments Related To the Merger and the Effects of Debt Financing

(a)

Represents the use of the anticipated combined company cash balance, after reflecting Novelis’ Debt Financing, which will be used to fund the purchase consideration, as described in Note 3. In addition, estimated Novelis transaction costs, debt issuance costs and the repayment of Novelis’ Existing 2024 Notes are included in the net cash outflow as follows (in millions):

Amount
Total cash consideration paid at closing of the Merger	$(2,617)
Novelis and Aleris transaction costs paid	(72)

Net cash outflow related to the Merger	$(2,688)

Cash proceeds from debt financing	$3,891
Repayment of Novelis’ Existing 2024 Notes principal amount	(1,150)
Prepayment premium paid on Existing 2024 Notes	(54)
Interest paid on retired notes	(32)
Debt issuance costs paid	(57)

Net cash inflow from financing	$2,598

Net cash outflow related to the Merger and financing	$(90)

(b)

Reflects the acquisition method of accounting based on the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Aleris as discussed in Note 4 (in millions):

	Inventory	Property, Plant and Equipment	Goodwill	Intangible Assets
Fair value	$903	$1,333	$525	$320
Elimination of historical value	(752)	(1,346)	(3)	(36)

Fair value adjustment	$150	$(13)	$522	$284

(c)	Reflects the effects of Novelis Debt Financing and settlement of Aleris’ existing debt, which excludes the Zhenjiang Term Loans that will be assumed by Novelis, as follows (in millions):

	Current portion of long-term debt	Long-term debt, net
Proceeds from Novelis’ new debt financing	$8	$3,876
Settlement of Novelis’ Existing 2024 Notes	-	(1,138)
Capitalized debt issuance costs on Novelis’ new debt	-	(57)

Total incremental long-term debt	$8	$2,681

Unamortized deferred financing costs related to new debt financing (currently in Other long-term assets)	-	$(8)

Aleris’ debt that will be settled consists of:
ABL Facility	$-	$(309)
First Lien Term Loan due 2023	(21)	(1,045)
Exchangeable Notes, net of discount of $0.1	(45)	-
10.75% Senior Secured Junior Priority Notes due 2023	-	(394)

Total long-term debt, net of current portion	$(66)	$(1,748)

Novelis’ new debt financing is expected to consist of
Notes offered hereby	-	$1,567
Short-Term Facility	-	1,162
Term Loan Facility due 2025	-	758
ABL	-	347

Total new debt financing*	-	$3,834

*Total new debt financing represents total Sources of Funds, less an estimate of debt issuance costs associated with the new debt financing in the amount of $57 million.

(d)	Associated with the settlement of Novelis’ and Aleris’ debt, $32 million and $10 million of accrued interest, respectively, was reversed.

(e)

Reflects the elimination of Aleris’ historical common stock, additional paid-in capital, retained earnings/deficit, and accumulated other comprehensive loss and an adjustment for estimated transaction costs to be incurred by Novelis and Aleris. The estimated future transaction costs primarily consist of commitment fees, investment banking fees and fees for legal and accounting services. These adjustments are not reflected in the unaudited pro forma condensed combined statements of operations because they are nonrecurring items that are directly related to the Merger. The adjustment to retained earnings is as follows (in millions):

Amount
Elimination of Retained earnings	$(276)
Adjustment for Novelis and Aleris transaction costs	72

Total adjustment to Retained earnings	$(205)

(f)

The pro forma adjustment to deferred tax liabilities represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes were established based on a weighted-average statutory tax rate of 24.5%, based on the ownership location of the assets valued primarily located in the United States, Germany and China (excluding Duffel) that gave rise to the deferred tax liability. The weighted-average statutory tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law. This determination is preliminary and subject to change based primarily upon the final determination of the fair value of the identifiable intangible assets. The adjustment relates to the creation of a deferred tax liability associated with the fair value step-up of property, plant and equipment.

(g)	Represents a preliminary fair value adjustment to reduce deferred revenue by 5%, totaling $3 million.

(h)	Represents the anticipated loss on the extinguishment of Novelis’ Existing 2024 Notes.

(i)	Represents the $25 million in future estimated contingent consideration to be paid in cash upon meeting certain specified targets.

7.	Unaudited Pro Forma Condensed Combined Statements of Operations – Pro Forma Adjustments Related To the Merger and the Effects of Debt Financing

(a)

Reflects the elimination of Aleris’ historical depreciation and amortization expense, and the recognition of new depreciation and amortization expense. New depreciation and amortization expense was based on the fair values of the assets acquired and depreciated/amortized on a straight-line basis over the estimated remaining useful lives of the assets, excluding land. Depreciation and amortization expense is as follows (in millions):

	Twelve Months Ended March 31, 2019	Six Months Ended September 30, 2019	Six Months Ended September 30, 2018
Fair value depreciation of acquired property, plant and equipment	$104	$51	$52
Reversal of historical depreciation of acquired property, plant and equipment	(136)	(67)	(67)

Incremental depreciation expense	$(33)	$(17)	$(15)

	Twelve Months Ended March 31, 2019	Six Months Ended September 30, 2019	Six Months Ended September 30, 2018
Fair value of intangible amortization	$21	$11	$9
Reversal of historical amortization of acquired assets	(2)	(1)	(1)

Incremental amortization expense	$19	$10	$8

	Twelve Months Ended March 31, 2019	Six Months Ended September 30, 2019	Six Months Ended September 30, 2018
Net decrease in depreciation and amortization	$(13)	$ (7)	$ (7)

(b)

Reflects adjustments to reverse Aleris’ historical interest expense and amortization of debt issuance costs associated with retirement of Aleris’ debt. In addition, it reflects the adjustments to reverse fees and include interest expense related to Novelis’ debt financing of the notes offered hereby; First Lien Term Loan Facility, Short-Term Facility and ABL (in millions):

	Twelve Months Ended March 31, 2019	Six Months Ended September 30, 2019	Six Months Ended September 30, 2018
Reversal of Aleris’ historical interest expense and amortization of debt issuance costs	$ (139)	$ (73)	$ (67)

	Twelve Months Ended March 31, 2019	Six Months Ended September 30, 2019	Six Months Ended September 30, 2018
Interest expense and amortization of debt issuance costs for new Debt Financing in conjunction with the merger	$168	$84	$83
Reversal of Novelis’ historical interest expense and amortization of debt issuance costs	(75)	(37)	(37)

Total Pro Forma Interest Expense Adjustment	$94	$47	$ 47

The assumed weighted-average interest rate on the Debt Financing is 3.95%. A sensitivity analysis on interest expense has been performed to assess the effect that a hypothetical 0.125% change in interest rates would have on the Debt Financing. A 0.125% change in the interest rates would cause a corresponding increase or decrease to interest expense of approximately $5 million for the year ended March 31, 2019, and $2 million for the six months ended September 30, 2019 and September 30, 2018.

(c)

Reflects the reversal of $49 million, $38 million and $17 million of Novelis’ and Aleris’ incurred transaction costs, respectively, for the twelve months ended March 31, 2019, six months ended September 30, 2019 and six months ended September 30, 2018, respectively.

(d)

For the periods presented, we have utilized a blended statutory rate in effect for the United States and Germany for which the related merger and debt financing pro forma adjustments related. For the related merger pro forma adjustments related to China, we have utilized a statutory rate of 30%; however, we have utilized a valuation allowance to reduce our tax rate in China to zero. In determining the tax related impacts, we utilized the statutory tax rates of 24.5% and 30% the U.S. and Germany, respectively. The statutory tax rates utilized are not necessarily indicative of the tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on the post-merger activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law.